Exhibit 99.1

PROLONG INTERNATIONAL CORPORATION REPORTS

FIRST QUARTER 2003 RESULTS

Irvine, CA., May 12, 2003 – Prolong International Corporation (AMEX: PRL), (http://www.prolong.com), a technology driven consumer products holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today financial results for the first quarter ended March 31, 2003. For the first quarter of 2003, the Company reported a net loss of $242,000 or $(0.01) per diluted share, on net sales of $2.2 million, compared to a net income of $132,000, or $0.00 per diluted share, on net sales of $2.9 million in the same period a year ago. Gross profit was $1.4 million, or 65.6% of net sales, for the first quarter of 2003 compared to $1.9 million, or 65.6% of net sales, in the first quarter of 2002. Selling and marketing expenses for the first quarter of 2003 were $857,000, or 39.1% of net sales, compared to $1,025,000, or 35.5% of net sales, for the comparable period a year ago. General and administrative expenses were $741,000, or 33.9% of net sales, for the first quarter of 2003, compared to $758,000, or 26.3% of net sales, for the comparable period a year ago.

Elton Alderman, Prolong’s President and CEO said, “The results of operations for the first quarter of 2003 do not reflect the results we are working to obtain for the full year.” Alderman emphasized that the Company is focused on three main areas; premiering the new ‘APC Fusion Series by Prolong’ to its customers, rolling out a grass roots distributor program, and continuing to implement cost saving initiatives. Mr. Alderman further stated that “these are challenging times, both in our business and in the general economy, but there is a tremendous amount of hard work being done within the Company to bring out the inherent value of the Prolong brand.”

Prolong International Corporation (AMEX: PRL), a consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in consumer, automotive and industrial applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors and conditions. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.